                                   EXHIBIT Y



                                 GAS TREATING

                                      AND

                         PROCESSING AGREEMENT BETWEEN

                      WEST SHORE PROCESSING COMPANY, LLC

                                      AND

                             SHELL OFFSHORE, INC.



                                                                     May 1, 1996

                     GAS TREATING AND PROCESSING AGREEMENT


                               TABLE OF CONTENTS
                               -----------------

Article I - Definitions..................................   1

Article II - Scope and Term..............................   6

Article III - Facilities.................................   7

Article IV - Quantity....................................   8

Article V - Deliver of Gas...............................  12

Article VI-Quality.......................................  13

Article VII - Meters and Computation of Volumes..........  15

Article VIII - Treating Products and NGL Plant Products..  18

Article IX - Allocation and Plant Thermal Reduction......  19

Article X - Consideration Due SOI........................  21

Article XI - Natural Gas Liquid Recovery.................  23

Article XII - Billing and Payment........................  25

Article XIII - Redelivery of Gas to West Shore...........  26

Article XIV -Unprofitability and Preferential Rights.....  27

Article XV - Payment of Royalty and Taxes................  30

Article XVI - Laws, Regulations and Force Majeure........  30

Article XVII - Miscellaneous.............................  32

Exhibit A................................................  36

Exhibit B - Wells Producing SOI-Owned Gas................  37

Exhibit C - Wells Producing West Shore Gas...............  38

Exhibit D - Lease........................................  39

Draft of April 30, 1996
                               GAS TREATING AND
                             PROCESSING AGREEMENT

     THIS GAS TREATING AND PROCESSING AGREEMENT "AGREEMENT") made and entered
into this                day of           , 1996, by and between WEST SHORE
PROCESSING COMPANY, LLC, hereinafter designated as "West Shore" and SHELL OFFSHORE, INC., hereinafter referred to as "SOI".

                                  WITNESSETH

     WHEREAS, SOI owns and operates the Treating Plant (as defined below) in Manistee County, Michigan, for the purpose of removing certain gas contaminants from gas produced from the Manistee area; and

     WHEREAS, West Shore owns or controls a sour gas pipeline extending from the Ludington, Michigan area to the West Shore facility in Section 19 of Brown Township, Manistee County, Michigan; and

     WHEREAS, West Shore owns or controls the treating and processing rights of certain sour gas being transported in said pipeline; and

     WHEREAS, West Shore desires that such gas be treated for the removal of certain gas contaminants, and desires to have SOI provide these Services to West Shore in accordance with this Agreement.

     NOW, THEREFORE, in consideration of the premises and of other valuable considerations and of the agreements and covenants hereinafter contained, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     For all purposes of this Agreement, the terms and expressions herein used are defined as follows:

     1.1 "Accounting Period" means a period of one month, commencing at seven (7) o'clock a.m. local time on the first day of a calendar month and ending at seven (7) o'clock a.m. local time on the first day of the next succeeding month.

     1.2 "ACID GAS" shall mean carbon dioxide (C02), hydrogen sulfide (H2s) and any other gases containing sulfur, such as mercaptans and carbonyl sulfide
(COS).

     1.3 "ACTUAL DOWNTIME PERCENTAGE" shall mean the amount of time, in hours, during any given period of time, in hours, during which the Treating Plant is not operational or otherwise not capable of receiving and treating the full First Priority Capacity of West Shore in accordance with this Agreement, expressed as a percentage. In determining the amount of downtime, downtime due to (a) conditions of force majeure described in Sections 16.2 (i) and (iii), but not conditions of force majeure described in section 16.2(ii), (b) activities necessary for expanding the plant capacity, or (c) activities related to restoring plant capacity pursuant to Section 4.3 shall be excluded. During each calendar year, SOI shall be permitted up to a maximum of 10 days of downtime for catalyst change out which days shall not be included as time during which the Treating Plant is not operational in calculating downtime hereunder.

     1.4 "BTU" (British Thermal Unit) shall mean the quantity of heat required to raise the temperature of one (1) pound of pure water one (1) degree on the Fahrenheit temperature scale (i.e. from 58.5 degrees to 59.5 degrees).

     1.5 "DIRECT EXPENSES" shall mean all necessary and reasonable expenses incurred by SOI at the Treating Plant location associated with the operation, maintenance and repair of Treating Plant. Direct Expenses shall include, but not be limited to, salaries, wages and expenses of Treating Plant employees, including costs of holiday, vacation, sickness and disability expenses; actual costs of employee benefits; the costs of material, equipment and supplies used at the Treating Plant; and the cost of outside contract services, utilities and equipment rental.

     1.6  "PRIMARY TERM" Shall have the meaning given such term in section 2.3.

     1.7 "EXPANDED CAPACITY" Shall have the meaning given such term in Section 4.7(a).

     1.8  "EXPANSION RATIO" Shall have the meaning given such term in Section
4.7 (b).

     1.9  "SLUG CATCHER" Shall have the meaning given such term in Section
6.1(a).

     1.10 "TREATING PLANT FUEL" Shall have the meaning given such term in Section 9.2 (b).

     1.11 "PLANT THERMAL REDUCTION" Shall have the meaning given such term in
Section 9.2.

     1.12 "THEORETICAL TOTAL GROSS HEATING VALUE" Shall have the meaning given such term in Section 9.2(a).

     1.13 "THEORETICAL VOLUME OF RESIDUE GAS" Shall have the meaning given such term in Section 9.4.

     1.14 "THEORETICAL FUEL" Shall have the meaning given such term in Section 9.4.

     1.15 "BASE TREATING FEE" Shall have the meaning given such term in Section 10.1.

     1.16 "INDEX" Shall have the meaning given such term in Section 10.1(b).

     1.17 "MAKEUP PAYMENT" Shall have the meaning given such term in Section
14.1.

     1.18 "THEORETICAL YEARLY TREATING REVENUE" Shall have the meaning given such term in Section 14.1(b).

     1.19 "UNECONOMIC" Shall have the meaning given such term in Section 14.2
(a).

     1.20 "FIRST POINT OF DELIVERY" Shall mean the centerline of the upstream flange of the block valve located at the interconnection of West Shore's pipeline with the inlet facilities of the Treating Plant.

     1.21 "FIRST PRIORITY CAPACITY" Shall mean capacity at the Treating Plant for receiving, treating and redelivering West Shore Gas in accordance with the specifications of this Agreement, which capacity shall be available to West Shore at all times except for conditions of force majeure. First Priority Capacity granted to West Shore is subject to SOI's right to use unutilized portions as provided in Article IV, below.

     1.22 "GAS" Shall mean all or any portion of the hydrocarbons and concomitant material delivered to SOI's Treating Plant, as hereinafter defined. "WEST SHORE GAS" shall mean all Gas owned or controlled by West Shore. "SOI-OWNED GAS" shall mean all Gas attributable to oil and gas leasehold working interests owned bY SOI. "THIRD-PARTY GAS" shall mean all Gas owned or controlled by parties other than West Shore or SOI.

     1.23 "GROSS HEATING VALUE" means the number of BTU's produced by the combustion, at a constant pressure, of the amount of the Gas which would occupy a volume of one (1) Cubic Foot at a temperature of sixty degrees Fahrenheit (60 degrees f), if saturated with water vapor and under a pressure equivalent to that of thirty (30) inches of mercury at thirty-two degrees Fahrenheit (32 degrees f) and under standard gravitational force (acceleration 980.665 centimeters per second squared) with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state.

     1.24 "MCF" shall mean one thousand (1,000) standard cubic feet of Gas.

     1.25 "MMBTU" shall mean one million (1,000,000) BTUs.

     1.26 "MMCF" shall mean one million (1,000,000) standard cubic feet of Gas.

     1.27 "NGL PLANT" shall mean the natural gas liquids plant to be installed by West Shore and shall include facilities for the recovery of natural gas liquids, depropanization, liquid storage, truck loading and hydrocarbon liquid treating if required.

     1.28 "NGL PLANT PRODUCTS" means finished commercial products and other products, or any mixtures thereof, other than Residue Gas, which is from time to time extracted or separated from the Treated Gas processed in the NGL plant, including, but not limited to ethane, propane, iso-butane, normal butane, and natural gasoline.

     1.29 "PIPELINE" shall mean the sour gas gathering line extending from the Ludington, Michigan area to the West Shore-operated facilities located in
Section 19, Township 22 North, Range 15 West of Manistee County, Michigan, and any extensions theretO.

     1.30 "RESIDUE GAS" means Gas, expressed in MMBTU's, remaining after the extraction from the Treated Gas of NGL Plant Products, and after consumption of NGL Plant Fuel, and after other Unmeasured Gas Uses and Losses incident to or occasioned by the treating and processing of Gas hereunder.

     1.31 "RESIDUE GAS DELIVERY POINT" means the point(s) at which the Residue Gas is delivered by SOI at the tailgate of the NGL

Plant.

     1.32 "SCRUBBER LIQUIDS" shall mean any liquids recovered by SOI from Gas entering the Treating Plant prior to treating by use of conventional mechanical separation equipment.

     1.33 "STANDARD CUBIC FOOT" shall mean the quantity of Gas which would occupy one (1) cubic foot at a base temperature of sixty degrees Fahrenheit (60 degrees f) and at a pressure base of fourteen and sixty-five hundredths (14.65) pounds per square inch absolute. Whenever the bases of pressure and temperature differ from the above standard, conversion of the volume from these conditions to the standard conditions shall be made in accordance with the Ideal Gas Laws.

     1.34 "SULFUR NET BACK PRICE" shall equal the difference, if any, during any 12-month calendar year of (1) the Sulfur Rail Price per long ton multiplied by the number of sulfur long tons sold, minus (2) trucking costs and other costs directly attributable to the aforementioned sulfur so that the foregoing calculation results in a net price at the Treating Plant for the sulfur.

     1.35 "SULFUR RAIL PRICE" shall be defined as the net price received by SOI for sulfur at the rail loading facilities.

     1.36 "THERMAL CONTENT" for Gas means the product of the measured volume in dry MCF's and the Gross Heating Value in dry BTU's per MCF, adjusted to the same pressure base; for NGL Plant Products means the product of the gross heat of combustion per gallon (BTU per gallon, fuel as ideal gas) multiplied by the total gallons of the product stream. Numerical values for gross heat of combustion per gallon shall be those published in the Standard Table of Physical Constants of Paraffin Hydrocarbons in GPA Publication 2145-93, as revised.

     1.37 "TREATED GAS" shall mean that portion of Gas delivered to the Treating Plant which remains after removal of Scrubber Liquids, if any, removal of Acid Gas, extraction of Treating Products, consumption as fuel in the Treating Plant ("Plant Fuel"), and after any unavoidable flare or loss of Treating Products or Gas.

     1.38 "TREATED GAS DELIVERY POINT" shall mean the point or points at or near the outlet of the Treating Plant at which, prior to the installation of the NGL Plant, Treated Gas is redelivered to West Shore or West Shore's designee, and at which, after installation of the NGL Plant, Treated Gas is delivered to the NGL Plant.

     1.39 "TREATING PLANT" shall mean the Sulfur Plant and associated facilities presently owned by SOI, located in Section 23, Township 22 North, Range 16 West in western Manistee County, Michigan.

     1.40 "TREATING PRODUCTS" shall mean all sulfur and carbon dioxide contained in the Gas which are removed therefrom by treating in the Treating Plant.

     1.41 "UNMEASURED GAS USES AND LOSSES" means any Gas used, lost or not otherwise accounted for in the Treating Plant or the NGL Plant incident to the operation of the Treating Plant or the NGL Plant, including volumes of Gas released through relief valves, ruptured pipelines or vessels, blow down of vessels, etc.

                                  ARTICLE II
                                SCOPE AND TERM

     2.1 This Agreement supersedes, and shall replace in their entirety all prior or existing contracts between the parties relating to the treating and/or processing of West Shore's Gas by SOI at the Treating Plant, and upon completion of the NGL Plant installation, that certain agreement between the SOI and West Shore's predecessor-in-interest dated April 1, 1995, providing for the processing of West Shore Gas at SOI's Kalkaska plant.

     2.2 Delivery of Gas hereunder by West Shore shall commence as promptly as is reasonably possible after the completion of the installation of the facilities provided for in Article III hereof.

     2.3  This Agreement shall be effective as of

          , 1996, and shall remain in full force and effect for fifteen (15) years following the first day of the month of initial delivery of Gas by West Shore to SOI for treating (the "Primary Term"), subject to the rights of termination as herein provided. After the Primary Term, this Agreement shall remain in effect from year to year thereafter unless terminated by either party's giving six months' prior written notice, or unless terminated as provided hereinafter.

     2.4 If West Shore is unable to deliver Gas to SO1 for treating at the Treating Plant by June 1, 1997, then at either party's option, this Agreement may be terminated upon written notice to the other party prior to July 1, 1997 and West Shore shall reimburse SOI, within thirty days' of receipt of an itemized invoice, for all capital and Direct Expenses incurred by SOI, after

January 1, 1996, in modifying the Treating Plant to the extent reasonably required to treat West Shore's Gas.

     2.5 The indemnity provisions of Articles 5.1 and 17.1 shall survive any termination of this Agreement.

                                  ARTICLE III
                                  FACILITIES

     3.1 West Shore or West Shore's designee, at its sole expense, shall provide, operate and maintain the Pipeline and all facilities necessary to separate, gather, condition for transporting and deliver to the First Point of Delivery the Gas covered hereby, including, the pipeline facilities necessary to deliver Gas from the Brown 19 Gas Plant to SOI's Treating Plant. Details of the tie-in between West Shore's facilities and the Treating Plant such as schedule, engineering design, construction responsibility, and minimum operating pressures shall be agreed upon by both parties. Any capital expenditures (including the purchase and installation of metering and sampling equipment) or Direct Expenses incurred by SOI which are directly attributable to the tie-in of the West Shore's facilities shall be paid by West Shore at one hundred percent of SOI's actual cost. SOI will provide West Shore with an estimate of costs for any tie-in work which proposed work and cost estimate shall conform to standards generally accepted in the industry. The pipeline connecting West Shore to SOI will be owned and operated by West Shore or its affiliate. SOI will own all facilities downstream of the upstream flange of the block valve located at the terminus of that pipeline, which shall include the metering facilities described in Article VII, subject to West Shore's reimbursement obligations under Section
7.1. In addition, West Shore will install and operate, on West Shore's property, all separation equipment required to deliver Gas meeting the specifications contained in this Agreement; and SOI will provide West Shore, at no cost to West Shore, with an easement in the area of SOI's Treating Plant site at which West Shore may install slug catchers or other facilities to reduce or eliminate the delivery of liquids to SOI.

     3.2 SOI, or its designee, at its sole expense, shall provide, operate and maintain all facilities necessary to treat and dehydrate West Shore's Gas after delivery thereof by West Shore to SOI at the First Point of Delivery, and SOI shall redeliver the resulting Treated Gas attributable to West Shore's Gas
(i) before the installation of the NGL Plant, to West Shore, or West Shore's designee, at the Treated Gas Delivery Point, and (ii) after the installation of the NGL Plant, to the NGL Plant at the Treated Gas Delivery Point for processing under the terms hereof.

                              ARTICLE IV QUANTITY

     4.1 The designated design treating capacity of the Treating Plant is 35 MMcf per day when treating Gas containing approximately 2.0% H2S with a designed sulfur recovery capacity of twenty-five (25) long tons per day.Presently, the Treating Plant is not capable of meeting design capacity performance without additional modifications, and current operating capacity is approximately 12.5 long tons per day of sulfur recovery.

     4.2 Notwithstanding the above, SOI hereby agrees to provide West Shore First Priority Capacity equal to the lesser of (i) thirty (30) MMcfD (21.4 long tons per day of sulfur capacity), subject to increases under Section 4.7, below, or (ii) the capacity of the Treating Plant, subject to increases under Section 4.7, below, until this Agreement is terminated. That First Priority Capacity shall have a higher priority than any other Gas received by SOI for treating at the Treating Plant; provided the First Priority Capacity shall be subordinate to SOI-Owned Gas production from wells described on Exhibit "B", limited to the greater of five (5) Mmcf/d of SOI-Owned Gas production or 6 long tons per day of sulfur recovered from that Gas production. As SOI's production from wells described on Exhibit "B" declines, the resulting available capacity shall first be allocated to West Shore until West Shore has the full First Priority Capacity described above (subject to SOI's rights as to unutilized First Priority Capacity under Section 4.4, below).

     4.3 Upon written notice from West Shore substantiating to SOI's reasonable satisfaction that West Shore requires the Treating Plant capacity to be restored to its design capacities specified in 4.1, above, SOI shall exercise good faith efforts to restore at its sole expense, within six (6) months following receipt of that notice, the actual treating capacity of the Treating Plant to treat a minimum of thirty-five (35) MMcf/d of Gas (meeting the specifications in Article
VI), subject to the provisions below. Should the hydrogen sulfide content of West Shore's Gas exceed two percent (2.0%), the treating capacity shall be redefined as the product of (1) thirty-five (35) MMcf/d, and (2) a fraction, the numerator of which is two percent (2%) and denominator of which shall be the actual hydrogen sulfide content of West Shore's Gas, expressed as a percentage.

     4.4 During any period that West Shore is not utilizing its full First Priority Capacity for treating Gas at the Treating Plant, SOI shall have the right to use any portion of the unutilized First Priority Capacity for treating SOI-Owned Gas or Third-Party Gas by providing written notice to West Shore of its intention to use a portion of the unutilized First Priority Capacity, stating the quantity to be used. SOI's right to use unutilized First Priority Capacity of West Shore shall be subject to the recall of that First Priority Capacity upon 72 hours advance notice by West Shore; provided, West Shore covenants with SOI and represents to SOI that it will not recall First Priority Capacity in quantities greater than that required for the quantity of proven deliverability of West Shore Gas then available from wells connected to the wellhead facilities of West Shore and as necessary to fulfill contractual arrangements to which it is, from time to time, a party.

     4.5 During any period of time in which the Treating Plant is partially shut down for any reason or in the event the Treating Plant is not able to treat all of the Gas delivered (both from SOI, West Shore and/or Third-Party Gas) SOI-Owned Gas shall be given the highest priority in the use of Treating Plant capacity up to a maximum of the greater of (i) five (5) MMcf/d of Gas production or (ii) the equivalent of six (6) long tons per day of sulfur. West Shore's First Priority Capacity shall be given second highest priority of the Treating Plant capacity. All other Gas, including SOI-Owned Gas in excess of five (5) MMcf/d of Gas production or the equivalent of six (6) long tons per day of sulfur shall be subordinate to the First Priority Capacity of West Shore.

     4.6 West Shore agrees that all Gas from wells listed on the attached Exhibit C, (other than Antrim formation gas and gas that does not require treating), which is owned or controlled by West Shore, will be transported in the Pipeline and will be delivered to the Treating Plant for treating for the term of this Agreement; and during periods when the Pipeline is transporting Gas in quantities substantially equal to its capacity, then West Shore may deliver Gas volumes to the Treating Plant equivalent to the volumes produced from the wells listed on Exhibit C, without regard to source. The sale or transfer of any wells owned by West Shore and described on Exhibit C shall be made expressly subject to the terms of this Agreement. Further, and notwithstanding anything contained in this Agreement to the contrary, the treating of Antrim formation gas is not included within this Agreement. West Shore shall have the right to add to this Agreement (by providing SOI with an amended Exhibit C reflecting such additional wells) at any time during the term of this Agreement and at the terms of this Agreement any additional wells producing West Shore Gas.

     4.7 (a) At any time during the term of this Agreement, West Shore may request that SOI expand, or SOI may determine to expand by providing written notice of such request or determination to the other party (in either case, such notice shall be referred to herein as the "Expansion Notice"), the Treating Plant in order to treat Gas at a rate in excess of [CONFIDENTIAL TREATMENT REQUESTED],and SOI will expand the Treating Plant up to a capacity equal to the then existing capacity plus the additional amount of capacity requested in such Expansion Notice Any capacity in excess of [CONFIDENTIAL TREATMENT REQUESTED] shall be referred to as "Expanded Capacity", and capacity up to [CONFIDENTIAL TREATMENT REQUESTED] shall be referred to as "Base Capacity". At the time that West Shore or SOI provides Expansion Notice to the other party, SOI and West Shore will each identify all wells for which such expansion is required and the treating fees under which the gas will be treated. This provision for expansion of the Treating Plant shall not expire upon its application but may be exercised from time to time for additional expansions in increments as set forth in an Expansion Notice provided by either party, and the remaining provisions of this
Section 4.7 shall likewise apply to each such additional expansion modified as applicable to such additional expansion in accordance with the terms hereof.

               (b) Before commencing that expansion but not more than 120 days from the date of West Shore's or SOI's Expansion Notice, SOI will (i) provide West Shore with a detailed estimate of the total costs to be incurred in providing that Expanded Capacity referred to in the Expansion Notice, (ii) (A) provide West Shore with an election as to whether or not SOI will participate in up to 55% of those costs to the extent related to Expanded Capacity to treat all Gas other than SOI-Owned Gas ("Expansion Ratio"), if West Shore is the party providing the Expansion Notice, or (B) provide West Shore with an option, exercisable within 30 days from the date of notification of estimated total costs, as to whether or not West Shore will participate in up to 1 minus the Expansion Ratio of those costs to the extent related to Expanded Capacity to treat all Gas other than SOI-Owned Gas, if SOI is the party providing the Expansion Notice; provided further, if West Shore elects not to participate in an expansion, SOI may participate in 100% of the Treating Plant expansion and
(iii) in the case of any Expansion Notice submitted by West Shore, obtain from West Shore written confirmation to proceed with the expansion. In all events, SOI will pay 100% of the costs related to the Expanded Capacity to be utilized for SOI-Owned Gas.

               (c) In addition to the treating fees described in Article X, West Shore will pay to SOI in thirty-six (36) equal monthly payments a fee which will allow the recovery of [CONFIDENTIAL TREATMENT REQUESTED] of the actual capital and Direct Expenses incurred by SOI in the expansion, for which West Shore is responsible based upon (b), above. Such payments shall begin on the first day of the calendar month following the date upon which the Expanded Capacity is available to West Shore. After West Shore has completed its thirty-six month payment obligation, West Shore will cease paying SOI for reimbursement of expansion expenses and will then pay only the treating fees described in Article
X. To secure payment of these expenses, upon the written request of SOI, West Shore will provide a third party guarantee or letter of credit acceptable to SOI in advance of SOI incurring the subject expense. At West Shore's discretion, West Shore may elect to directly fund its proportionate share of the actual capital and Direct Expenses, for which it is responsible, associated with this expansion. Should West Shore choose this option, SOI will furnish West Shore an estimate of the total initial cost expected to be associated with said expansion and West Shore will furnish SOI, before the beginning of each month, with a certified check for one hundred percent of the total estimated expansion costs, for which West Shore is responsible, to be incurred in that month. SOI will apply any overpayment from one month to amounts due for the next succeeding month, and West Shore will make up any shortfalls in those costs in a month in the payment for the next succeeding month.

               (d) SOI shall retain one hundred percent of the ownership of the Treating Plant and payment of these expenses shall not entitle West Shore to any ownership interest whatsoever in the Treating Plant.

               (e) If SOI elects not to participate in the expansion, then in addition to payments for the recovery of SOI's actual capital and Direct Expenses, West Shore shall continue to pay a treating fee as specified in
Article X. Should SOI in good faith incur additional operating expenses as a result of the Treating Plant expansion to handle additional West Shore Gas, West Shore agrees to reimburse SOI for those incremental unrecovered expenses in addition to paying all treating fees specified in Article X. The monthly incremental operating expense shall not exceed five cents per MCF of incremental capacity plus escalation as calculated in accordance with Article X.

               (f) If West Shore Gas deliveries from the wells listed on Exhibit C decreases below the First Priority Capacity described in Section 4.2, then West Shore may add additional wells to this Agreement, and until the aggregate of deliveries from the wells listed on Exhibit C together with deliveries from such new wells exceeds the First Priority Capacity, then the Gas from those new wells will be added under the terms of section 4.4 and 4.6 and shall be deemed to use the Base Capacity and not the Expanded Capacity.

               (g) If either party not initiating an Expansion Notice elects to participate in such Expanded Capacity of the expansion under 4.7(b)(ii), above, then with respect to all volumes delivered to the Treating Plant from the additional wells attributable to such Expanded Capacity identified herein under
4.7 (a) and for any subsequent well, whether owned or controlled by SOI or West Shore, for which the Gas is treated at the Treating Plant and for which the Expanded Capacity is required, either initially or at any time thereafter, to treat any portion of the Gas produced from such subsequent well, the following shall be allocated to SOl in a proportion equal to the Expansion Ratio and to West Shore in a proportion equal to 1 minus the Expansion Ratio.:

                    i. The incremental operating costs attributable to operating all of the Expanded Capacity (which, in the case of West Shore, shall be in lieu of any volumetric treating fees for West Shore Gas utilizing the Expanded Capacity);

                    ii. The treating revenues received by either SOI or West Shore for Gas which is being treated utilizing the Expanded Capacity, excluding, however, SOl-Owned Gas on which West Shore will not participate in revenues.

               (h) At the completion of construction of said Expanded Capacity, the term of this Agreement shall be extended to the greater of (i) ten (10) years following the date that the said expansion is completed, or (ii) the expiration of the otherwise effective Primary Term under Section 2.3.

               (i) SOI and West Shore agree that neither party shall contract to utilize the Expanded Capacity to treat Gas at the Treating Plant under a contract in which the full compensation is not derived solely from treating fees.

                                   ARTICLE V
                                DELIVERY OF GAS

     5.1 The Gas to be treated and processed hereunder shall be delivered by West Shore to SOI at the First Point of Delivery for the sole account of West Shore. West Shore represents and warrants that it owns and/or has the right to have treated and processed all Gas delivered by West Shore to the First Point of Delivery and to recover remove and sell any and all extractable or recoverable components, including Treating Products, NGL Plant Products, and

Scrubber Liquids, as are contained in the Gas delivered by West Shore. If the right or title of West Shore is involved in any claim, action or litigation, West Shore shall indemnify SOI against any loss, damage, claim, suit, judgment, liability, cost and expense (including reasonable attorneys' fees) and other costs of litigation in connection with such claims and actions, and further, SOI may refuse to accept deliveries of the affected Gas from West Shore until said right or title issue is cleared to SOI's reasonable satisfaction, or until West Shore provides a bond or other surety reasonably acceptable to SOI to protect SOI.

     5.2 Until installation of the NGL Plant, West Shore shall deliver the Gas at a pressure sufficient to overcome the operating pressure of the pipeline system receiving the Gas; however, in no event shall such delivery pressure exceed the maximum allowable operating pressure of the system receiving the Gas. Subject to the provisions of Articles IV and VI hereof, and except as otherwise provided herein, SOI shall accept delivery of West Shore's Gas from West Shore at the First Point of Delivery for treating hereunder.

     5.3 After the installation of the NGL Plant, West Shore shall deliver the Gas at a pressure sufficient to operate the NGL plant, but in no event shall West Shore deliver the Gas at a pressure of less than 700 psig or shall such delivery pressure exceed the maximum allowable operating pressure of the system receiving the Gas. West Shore shall install as part of the NGL Plant sufficient gas compression equipment to overcome the operating pressure of the pipeline system receiving the Gas.

                                  ARTICLE VI
                                    QUALITY

     6.1 West Shore's Gas delivered hereunder shall be as produced in its natural state except that said Gas shall be of such quality as to meet the following quality specifications, and except for compositional changes due to the operation of the separation equipment of West Shore required under Article III, and due to dehydration of the Gas before delivery:

     (a) Be commercially free of liquid hydrocarbons and liquid water that can be removed with ordinary mechanical separators at a location no further upstream of the Treating Plant than the Brown 19 facility. More specifically, West Shore shall continue to operate and maintain the liquid separation facilities ("Slug Catcher") at the Brown 19 Facility or another facility chosen by West Shore;

     (b) Be commercially free of grease, dust, gum, gum forming constituents, and other foreign substances, gasoline and other solid and/or liquid matter that can be removed with ordinary field separators;

     (c)  Contain not more than three percent (3.0%)by volume hydrogen sulfide;

     (d) Contain not more than five percent (5.0%) by volume carbon dioxide (it being understood however, that the designated capacity under Section 4.1 can only be guaranteed when West Shore's Gas contains not more than three and six tenths percent (3.6%) by volume carbon dioxide; provided, that SOI will make available all portions of West Shore's First Priority Capacity that it is otherwise able to provide when West Shore's Gas exceeds three and six tenths percent (3.6%) by volume carbon dioxide);

     (e) Contain not more than one-tenth of one percent (0.1%) by volume oxygen;

     (f) Contain a Gross Heating Value of at least 1000 BTUs per standard cubic foot at 14.65 psia dry;

     (g) Contain not more than one thousand (1000) parts per million by weight total sulfur, excluding sulfur contained in hydrogen sulfide;

     (h) Have a temperature not exceeding one hundred twenty degrees Fahrenheit ( 120 degrees F); and

     (i) Not contain any solid-forming component in a concentration which could cause the formation of solid material at any point in the Treating Plant which in turn could result in an impairment to the operation of the Treating Plant.

     6.2 The delivery of any liquids by West Shore to SO1 may cause SOI to incur significant costs for the recovery and disposal of such liquids. If any Scrubber Liquids are recovered from West Shore's Gas stream, SOI may, at its option, dispose of those liquids and bill West Shore for the disposal costs, or require West Shore to dispose of those liquids. If after providing West Shore thirty (30) days notice that the Gas delivered by West Shore contains nonconforming amounts of liquid hydrocarbons, SOI may refuse to accept some or all of West Shore's Gas, at no cost to SOI, until (a) SOI is able, at its discretion, to blend the liquids delivered by West Shore into its own oil facilities, and/or (b) West Shore has remedied, to SOI's reasonable satisfaction, the situation that caused the delivery of such liquids. In the event of such refusal by SOI to accept Gas, West Shore shall not be relieved of any of its financial obligations hereinafter described in this Agreement, including the obligation to pay a fixed monthly treating fee as hereinafter described in
Article 10.1.

     6.3 SOI shall have the option from time to time to accept Gas even if the above quality specifications are not met; provided, however, that such acceptance shall not operate as a waiver of such quality specifications and SOI may decline to accept Gas which at any time does not meet such specifications. It is further provided, that SOI shall not cease receiving West Shore Gas that fails to conform to any of the specifications set forth in Section 6.1 unless SOI also ceases to receive all other Gas which does not meet the specifications set forth in Section 6.1.

                                  ARTICLE VII
                       METER  AND COMPUTATION OF VOLUMES

     7.1 West Shore shall reimburse SOI for its actual, documented, out of pocket expenses incurred in acquiring and installing the measuring equipment and a continuous sapling device or a chromatograph as required for the accurate measurement of the volume and heating content of West Shore's Gas delivered for treating hereunder. Where available, SOI shall use "Good Used Material" in SOI's inventory, and will charge West Shore for such material at seventy-five percent (75%) of current new price of that material, plus the cost of reconditioning, if any. SOI or SOI's designee shall maintain and operate, or cause to be maintained and operated, at no cost or expense to West Shore, that measuring equipment.

     7.2 In addition to the metering equipment referenced in Section 7.1, SOI shall install, operate and maintain, or cause to be installed, operated and maintained, a suitable meter or meters and/or other necessary equipment for the purpose of measuring the following:

     (a) The volume of each type of Treating Product recovered from West Shores Gas and from Gas delivered to the Treating Plant from other sources.

     (b) The volume, heating content and composition of Gas delivered to the Treating Plant from sources other than West Shore.

     7.3 SOI's measurement equipment shall be used in determining the total Treating Plant Fuel and PTR (as defined in Article IX hereof) in treating West Shore's Gas hereunder.

     7.4 In the event of Treating Plant or Pipeline emergency conditions and/or circumstances which, in the sole judgment of SOI, necessitate venting or flaring or cause other losses of West Shore's Gas delivered hereunder, the volume of West Shore's Gas so vented, flared, or otherwise lost shall be reasonably estimated by SOI. West Shore shall not be entitled to any compensation for any of its Gas lost under these circumstances but SOI shall not charge any volumetric treating fee for treating such Gas.

     7.5 a.     The volume of West Shore's Gas delivered for treating hereunder, the total volume of Gas delivered from all sources to SOI's Treating Plant and the total volume of Gas consumed as Treating Plant fuel shall be measured by orifice meters of standard make and manufacture, producing a permanent record. Said orifice meters shall be installed and operated, and computations shall be made, as prescribed in Gas Measurement Committee Report No. 3 of the American Gas Association, as such report may be amended or revised from time to time.

          b. The unit of volume shall be one (1) cubic foot of Gas at a base temperature of sixty degrees Fahrenheit (60 degrees F) and at a pressure base of fourteen and sixty-five hundredths (14.65) pounds per square inch absolute. Whenever the bases of pressure and temperature differ from the above standard, conversion of the volume from these conditions to the standard conditions shall be made in accordance with the Ideal Gas Laws.

          c. Temperature shall be determined by use of a recording thermometer so installed that it may continuously record the temperature of Gas passing through the meters, or the temperature of the Gas shall be measured by a temperature transmitter or a resistance temperature device (RTD) and the value inputted on a continual basis into a flow computer for use in the computation of the Gas flow.

          d. The specific gravity shall be determined in the same manner as gross heating value of West Shore's Gas as specified in Article 7.4.

          e. Corrections for deviation from Ideal Gas Laws shall be made for all Gas metered hereunder. Such corrections shall be made by use of the American Gas Association Manual for the Determination of Supercompressibility Factors for Natural Gas (PAR) Project NX-t9) as the same may be amended or revised from time to time.

          f. The accuracy of all measuring equipment specified in this Agreement shall be verified at least once each calendar month. Each party shall have the right to be present at the time of any installing, reading, cleaning, changing, repairing, inspecting, testing, calibrating, or adjusting done in connection with the other's measuring equipment used in any measuring required hereunder. If, after twenty-four (24) hours notice, the other party fails to have a representative present, the results of the test shall be considered accurate until the next tests are made. All tests of West Shore's measuring equipment shall be made at West Shore's sole expense and all tests of SOI's measuring equipment shall be made at SOI's sole expense, except that any party requesting additional tests shall bear the sole expense of any such additional tests where the results of such additional tests show any inaccuracies in the measuring equipment tested to be one percent (1%) or less.

          g. If at any time any of the measuring or testing equipment is found to be out of service or registering inaccurately in any percentage, it shall be adjusted at once to register accurately, within the limits prescribed by the manufacturer. If such equipment is out of service or inaccurate by an amount exceeding one percent (1%) at a reading corresponding to the average rate of flow for the period since the last preceding test, the previous readings of such equipment shall be disregarded for any period definitely known or agreed upon, or for a period of one-half of the time elapsed since the last test of the measuring equipment affected, not to exceed sixteen (16) days. The volume of Gas measured during such period shall be estimated by (a) using the data recorded by any check measuring equipment, if installed, and registering accurately, or if not installed or not registering accurately, (b) by correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation, or if neither such method is feasible, (c) by estimating the quantity or quality measured, based upon deliveries under similar conditions during a period when the equipment was registering accurately. No correction shall be required for recorded inaccuracies of one percent (1%) or less.

          h. At all times during business hours, West Shore and SOI shall have the right to inspect equipment installed or furnished by the other and the charts and other measurement or testing data of the other. However, the reading, calibration and adjustment of SOI's measuring equipment and changing of the associated charts shall only be performed by SOI. Likewise, the reading, calibration and adjustment of West Shore's Gas measuring equipment and changing of the associated charts shall only be performed by West Shore.

          i. SO1 and West Shore shall preserve all original test data, charts, and other similar records in their possession for a period of at least two (2) years, or longer if required by law or regulation.

     7.6 a.     The Gross Heating Value of West Shore's Gas shall be determined each calendar month by continuous sampler or continuous gas chromatography. SOI shall compute, or cause to be computed, the Gross Heating Value of West Shore's Gas from chromatographic analysis of a sample of its Gas. The result shall be applied to West Shore's Gas deliveries for the calendar month when the sample is taken; provided, however, that upon request of West Shore, SOI shall take a second duplicate sample and furnish same to West Shore as a check on the Gross Heating Value of West Shore's Gas. Gross Heating Value so determined shall be corrected from the condition of testing to the actual water vapor content of West Shore's Gas as delivered. For purposes of this Agreement, hydrogen sulfide shall have a Gross Heating Value of zero.

          b. In the event of a dispute between the parties as to the composition of West Shore's Gas as determined in accordance herewith, another sample shall be taken immediately and sent to an independent testing laboratory acceptable to both parties for determination of the composition of West Shore's Gas in accordance herewith. The results of that laboratory testing will be binding on both parties for the month for which the sample was taken.

                                 ARTICLE VIII
                   TREATING PRODUCTS AND NGL PLANT PRODUCTS

     8.1 Subject to the following, title to West Shore's Gas and the resulting Treated Gas and Residue Gas shall remain with West Shore upon delivery of such Gas to SOI at the First Point of Delivery. Title to any Treating Products and Scrubber Liquids shall pass to SOI upon delivery of West Shore's Gas at the First Point of Delivery. Title to all NGL Plant Products attributable to West Shore's Gas shall remain with West Shore.

     8.2 Should carbon dioxide ever be recovered as a Treating Product, title to such carbon dioxide shall pass to SOI upon delivery of West Shore's Gas at the First Point of Delivery and West Shore will be entitled to no compensation for said carbon dioxide.

     8.3 Determinations of the hydrogen sulfide content of West Shore's Gas shall be made by SOI at SOI's sole cost and expense monthly by gas chromatography or by any other method mutually agreed upon by the parties for testing Gas for hydrogen sulfide content. The quantity of sulfur resulting from the recovery of hydrogen sulfide attributable to Gas delivered to the Treating Plant by West Shore at the First Point Of Delivery shall be determined by multiplying the total quantity of sulfur recovered and saved in the Treating Plant each month by a fraction, the numerator of which is the quantity of hydrogen sulfide in the Gas delivered to the Treating Plant by West Shore, and the denominator of which is the total quantity of hydrogen sulfide contained in all Gas delivered to the Treating Plant from all sources.

     8.4 SOI shall give West Shore reasonable notice of tests to determine hydrogen sulfide content so that West Shore may witness such tests if it so desires.

     8.5 All sulfur recovered from West Shore's Gas shall be retained and marketed by SOI. In the event that the Sulfur Net Back Price, determined over any 12-month calendar year beginning January 1, 1997, should be a negative amount, West Shore shall reimburse SOI for the net negative amount of the Sulfur Net Back Price determined for that particular 12-month calendar year. If the Sulfur Net Back Price over any 2 consecutive year period is negative, then in addition to reimbursing SOI for that Sulfur Net Back Price, West Shore shall also commence paying SOI a marketing fee of $5.00 per long ton of sulfur for as long as the Sulfur Net Back Price continues to be a negative amount.

     8.6 All NGL Plant Products shall be delivered to West Shore, or for West Shore's account at the outlet of the NGL Plant Product recovery facilities at the NGL Plant.

                                  ARTICLE IX
                    ALLOCATION AND PLANT THERMAL REDUCTION

     9.1 The Treated Gas, as determined by measurement at the Treated Gas Delivery Point, shall be allocated among the various producers delivering Gas to SOI by multiplying the total actual measured Thermal Content of Gas remaining after treating all Gas delivered to SOI by a fraction, the numerator of which is the Thermal Content of West Shore's Gas delivered at the First Point of Delivery and the denominator of which is the Thermal Content of all Gas, including West Shore's Gas, delivered to SOI during the same period.

     9.2 It is recognized that there will be a reduction in Gas volumes and associated MMBTUs in the Gas delivered to SOI attributable to the processing of the Treated Gas for NGL Plant Product recovery, and attributable to the use of such Gas as

Treating Plant Fuel and NGL Plant Fuel, the flaring of such Gas, and other uses of such Gas incident to or occasioned by treating and processing of the Gas and the extraction of Scrubber Liquids, if any. Said reduction in Gas volumes and associated MMBTUs, herein called Plant Thermal Reduction ("PTR"), shall be accounted for (except with respect to Scrubber Liquids) on a monthly basis, and shall be calculated and allocated to each party furnishing Gas to the Treating Plant and NGL Plant in accordance with the following:

     a. That portion of an individual NGL Plant Product at the NGL Plant which is attributable to each Gas stream shall be determined by multiplying the total volume, expressed in gallons, of each individual NGL Plant Product recovered in the NGL Plant during such Accounting Period by a fraction, the numerator of which shall be the "Theoretical total Gross Heating Value" of that NGL Plant Product contained in West Shore's Gas entering the Treating Plant which is delivered during the Accounting Period, and the denominator of which shall be the "Theoretical total Gross Heating Value" of that NGL Plant Product contained in each Gas stream delivered to the NGL Plant during such Accounting Period. The "Theoretical total Gross Heating Value" of an NGL Plant Product in any stream of Gas shall be calculated by multiplying the Gross Heating Value of that NGL Plant Product determined from chromatographic analysis by the quantity of NGL Plant Product in that Gas stream.

     b. The PTR shall be separately calculated as to each Gas stream delivered to the First Point of Delivery (including West Shore's Gas Stream) and shall be the sum of the following:

          i. The Thermal Content of the NGL Plant Products allocated to the Gas stream; plus

          ii. The Thermal Content of each Gas stream consumed as Treating Plant Fuel, as defined in Section 9.4 in treating such Gas and the Thermal Content of each Gas stream consumed as NGL Plant Fuel as defined in Section 9.5. in processing such Gas.; plus

          iii. The Thermal Content of each Gas stream consumed as Unmeasured Gas Uses and Losses in treating and processing such Gas.

     9.3 The Residue Gas, as determined by measurement at the Residue Gas Delivery Point, shall be allocated among the various parties delivering Gas to SOI by multiplying the total actual measured Thermal Content of Residue Gas by a fraction, the numerator of which is the "Theoretical Volume of Residue Gas" remaining from each Gas stream and the denominator of which is the "Theoretical Volume of Residue Gas" remaining from all Gas,

                                      2O
including West Shore's Gas, delivered to the NGL Plant during the Accounting Period. The "Theoretical Volume of Residue Gas" shall be determined by subtracting the PTR, as determined above, from the Thermal Content determined at the First Point of Delivery.

     9.4 The total fuel used in all Treating Plant treating and related operations ("Treating Plant Fuel") shall be measured. Whenever practical, SOI shall use Residue Gas for fuel. The quantity of Treating Plant Fuel attributable each Gas stream shall be determined by multiplying the total fuel actually used by a fraction, the numerator of which is the total Theoretical Fuel attributable to the deliveries from such Gas and the denominator of which is the "Theoretical Fuel" attributable to production or deliveries from all Gas treated at the. Treating Plant. The Theoretical Fuel for each Gas or liquid stream is the product of (i) the applicable fuel factor for all operations requiring fuel involved in treating the particular stream and (ii) the particular stream production rate. SOI, shall determined by sound engineering estimates performed by SOI on an annual basis, (i) the applicable fuel factor, and (ii) the operations for which fuel shall be allocated (the operations for which fuel is currently being allocated include separator preheating, sour gas treating, oil treating, produced water disposal, gas dehydration, and compression). Promptly after making its determination, SOI shall furnish West Shore with written statements specifying the applicable fuel factor and the operations requiring fuel, together with its basis for those determinations. Since separator pre-heating, oil treating, produced water disposal and compression (excluding compression used in the NGL Plant operations) are not included in this Agreement, fuel shall not be allocated for Gas delivered by West Shore.

     9.5 The total fuel used in all NGL Plant operations ("NGL Plant Fuel") shall be measured. The quantity of NGL Plant Fuel attributable to each Gas stream shall be determined by multiplying the Thermal Content of the NGL Plant Fuel used by a fraction, the numerator of which is the Thermal Content of each Gas stream at the First Point of Delivery which is further processed at the NGL Plant and the denominator of which is the Thermal Content of all Gas delivered at the First Point of Delivery, which is further processed at the NGL Plant.

                                   ARTICLE X
                             CONSIDERATION DUE SOI

     10.1 (a) West Shore shall pay SOI a monthly treating fee ("Base Treating Fee") of [CONFIDENTIAL TREATMENT REQUESTED]. The Base

Treating Fee shall commence upon the delivery of Gas from West Shore to the First Point of Delivery. The first month in which the Base Treating Fee shall apply will be adjusted on a prorata basis to the days utilized during the month.

                 (b) The Base Treating Fee shall be subject to annual adjustment beginning April 1, 1997, and on each April 1, thereafter. The Base Treating Fee shall be adjusted in proportion to the change in the "Average Weekly Earnings of Crude Petroleum and Gas Production Workers" ("Index") for the previous calendar year as compared to the Index for the calendar year of 1995, as published by the United States Department of Labor, Bureau of Labor Statistics. If the resulting fee is less than the fee for the previous year, then the fee for the previous year shall be used.

     10.2 In addition to the Base Treating Fee specified in Article 10.1, West Shore will pay SOI a volumetric treating fee of [CONFIDENTIAL TREATMENT REQUESTED] for the West Shore Gas stream delivered to the Treating Plant. This volumetric fee, as well as all incremental fees subsequently described in this Article shall be subject to annual adjustment beginning April 1, 1997, and on each April 1, thereafter. Those fees shall be adjusted in proportion to the change in the "Average Weekly Earnings of Crude Petroleum and Gas Production Workers" ("Index") for the previous calendar year as compared to the Index for the calendar year of 1995, as published by the United States Department of Labor, Bureau of Labor Statistics. If the resulting fee(s) is less than the fee(s) for the previous year, then the fee(s) for the previous year shall be used. If, at any time, West Shore's Gas deliveries averaged over the number of days SOI operated its Treating Plant during a calendar month exceed [CONFIDENTIAL TREATMENT REQUESTED] then the volumetric treating fee for the incremental volume shall be reduced from [CONFIDENTIAL TREATMENT REQUESTED] to [CONFIDENTIAL TREATMENT REQUESTED] for that particular month. (Example: At [CONFIDENTIAL TREATMENT REQUESTED], the treating fee paid would be [CONFIDENTIAL TREATMENT REQUESTED] for the first [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] for the remaining [CONFIDENTIAL TREATMENT REQUESTED]. Furthermore, should West Shore's Gas deliveries averaged over the number of days SOI operated its Treating Plant during a calendar month exceed [CONFIDENTIAL TREATMENT REQUESTED], then the volumetric treating fee for the incremental volume over [CONFIDENTIAL TREATMENT REQUESTED] shall be reduced from [CONFIDENTIAL TREATMENT REQUESTED] to [CONFIDENTIAL TREATMENT REQUESTED] for that particular month. Example: At [CONFIDENTIAL TREATMENT REQUESTED], the treating fee paid would be [CONFIDENTIAL TREATMENT REQUESTED] for the first [CONFIDENTIAL TREATMENT REQUESTED] for the second [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] for the remaining [CONFIDENTIAL TREATMENT REQUESTED].

     10.3 Should SOI commence charging any third party treating fees less than [CONFIDENTIAL TREATMENT REQUESTED], then, effective on the date upon which SOI commences that fee and for so long as that fee is in effect, the Base Fee hereunder shall be reduced by an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] of the otherwise applicable Base Fee for each [CONDIDENTIAL TREATMENT REQUESTED] that the lowest third party treating fee is below [CONFIDENTIAL TREATMENT REQUESTED].

     10.4 (a) In the event the Treating Plant experiences Actual Downtime Percentage, during any month, of 5% or more, SOI shall reduce the Base Treating Fee for that month by the Actual Downtime Percentage of the Treating Plant. The foregoing reduction shall not be effective during any period in which reductions under paragraph (b) below are applicable.

          (b) In the event the Treating Plant experiences Actual Downtime Percentage, exceeding the amounts specified in the following table, averaged over any six (6) continuous fixed calendar month period, then the Base Treating Fee and the volumetric treating fees, above, shall be reduced by the corresponding percentage, retroactive to the beginning of that 6-month period, and within 10 days of the determination that the Actual Downtime Percentage exceeded those allowances, SOI shall refund to West Shore the fees representing the following reductions:

Actual Downtime Percentage           Reduction in Fees
- ---------------------------          -----------------
     10% to 14.99%                   [CONFIDENTIAL TREATMENT REQUESTED]
     15% to 19.99%                   [CONFIDENTIAL TREATMENT REQUESTED]
     20% or greater                  [CONFIDENTIAL TREATMENT REQUESTED]

Once a refund has been paid for any 6-month period, the foregoing shall not be applied to require the payment of any additional refunds for a period of 6 months following the end of the period for which the refund was made.

                                  ARTICLE XI
                          NATURAL GAS LIQUID RECOVERY

     11.1 West Shore will install the NGL Plant at SOI's Treating Plant site on land leased to West Shore by SOI under a long term contract mutually acceptable to both parties, and with a lease payment of $10.00 per year in the form substantially similar to that form in Exhibit D, and which shall be coterminous with this Agreement. The NGL Plant will be constructed under West Shore's supervision; provided, SOI shall have approval of all design and construction specifications, which approval shall not be unreasonably withheld. SOI hereby grants West Shore rights of ingress to and egress from the NGL Plant site across SOI's lands as necessary for all construction, pipeline, maintenance, operation and related activities in connection with the NGL Plant. West Shore shall indemnify and hold SOI harmless against any loss, damage, claim, suit, liability, judgment and expense, including attorneys' fees, and other costs of litigation arising out of injury or death of persons or damage to or loss of property or environment arising out of or in connection with exercise of such rights of ingress and egress. SOI will be allowed to recover the costs of any employees or contractors employed by SOI related to the design and construction of the NGL plant.

     11.2 The NGL Plant will be owned by West Shore and SOI will operate the NGL Plant. West Shore shall reimburse SOI for only the reasonable, incremental direct operating and direct regulatory expenses actually incurred by SOI and which are directly associated with the operation of NGL Plant and which are allocated to Treated Gas delivered to the NGL Plant by West Shore, plus 12% of those expenses to compensate SOI for its related overhead expenses. SOI will operate the NGL Plant in accordance with prudent oilfield operating standards consistent with good industry practice.

     11.3 During any given month, SOI shall be granted daily processing capacity in the NGL Plant during such month equal to its deliverability from the wells listed on Exhibit B, not to exceed [CONFIDENTIAL TREATMENT REQUESTED]; and, SOI shall not be charged any processing fee on that Gas, but will be responsible for its proportionate share of the operating expenses in connection with operating the NGL Plant.

     11.4 SOI acknowledges that certain upgrades and modifications to its Treating Plant will be paid for or the costs thereof reimbursed by West Shore. That arrangement, together with the availability of processing at the NGL Plant to be installed by West Shore, at West Shore's cost, provides significant consideration and value to SOI. In recognition thereof, SOI agrees to pay West Shore a surcharge of [CONFIDENTIAL TREATMENT REQUESTED] per gallon of propanes, butanes and pentanes (or combinations or isomers thereof) contained in that Treated Gas that is not subsequently delivered to West Shore for processing at the NGL Plant, excluding, however, SOI-Owned Gas produced from wells described on Exhibit B, and West Shore Gas that West Shore elects not to have processed in the NGL Plant.

     11.5 SO1 and West Shore agree that West Shore shall have the right to market all NGL Plant Products recovered from the NGL Plant, including NGL Plant Products allocated to SOI or to other producers. West Shore agrees that the NGL Plant Products allocated to SOI or to other producers will be sold not more than 45 days after the last day of the month in which the Products were produced and at market prices not less than those at which West Shore's NGL Plant Products are sold. West Shore will remit the proceeds received for the sale of SOI's allocated NGL Plant Products to SOI within 45 days after the last day of the month in which said Plant

Products were produced.

                                  ARTICLE XII
                              BILLING AND PAYMENT

     12.1 On or about the twentieth (20th) day of each calendar month, SOI shall send a statement to West Shore via U.S. mail, overnight mail or telecopy, at SOI's discretion, detailing the charges specified in Article X and any additional fees or amounts owing for the prior month. West Shore shall pay SOI the amount billed in that statement within fifteen (15) days of receipt of the statement. All such payments shall be made in the form of immediately available funds directed to a bank account designated by SOI.

     12.2 West Shore shall have the right at all reasonable and mutually agreeable times to examine the books, records, and charts of S0I to the extent necessary to verify the accuracy of any statement, charge or computation made under or pursuant to any provisions of this Agreement.

     12.3 Should West Shore fail to pay any undisputed amount of any statement sent by SOI as herein provided by the time such payment is due, a late payment charge equal to one and one-half percent (1.5%) per month of the undisputed amount of the statement, net of taxes, not compounded, shall be added to the statement and shall be payable by West Shore. In the event said late payment charges exceed the maximum allowed under the laws of the State of Michigan, the late payment charge shall be reduced to the maximum amount allowed under the laws of the State of Michigan.

     12.4 Should West Shore fail to pay any undisputed amount of any statement sent by SOI as herein provided by the time such payment is due, SOI in its sole discretion may, if such undisputed amount remains unpaid for a period of thirty days after written notice of said failure to pay is given to West Shore, terminate this Agreement, or suspend further service to West Shore, or both.

     12.5 If West Shore finds at any time within twenty-four (24) months after the date of any statement rendered to it by SOI that it has been overcharged in the amount billed in such statement, and if said overcharged amount has been previously paid by West Shore, the overcharged amount, if verified by SOI, shall be refunded to West Shore within thirty (30) days. If SOI finds at any time within twenty-four (24) months after the date of any statement rendered to West Shore by SOI that there has been an undercharge in the amount billed to West Shore in such statement, SOI may submit a statement for such undercharged amount, and West Shore, upon verifying the same, shall pay such amount within thirty (30) days. Should West Shore determine within twenty-four (24) months after a statement is rendered that there has been an undercharge in the amount billed to West Shore by SOI, or should SOI determine within twenty-four (24) months after a statement is rendered that there has been an overcharge in the amount billed to West Shore, the party discovering the error shall bring such error to the attention of the other party for further handling. Billing statements shall be deemed accurate if not challenged by either party within twenty-four (24) months after the statement is rendered.

                                 ARTICLE XIII
                        REDELIVERY OF GAS TO WEST SHORE

     13.1 In addition to treating and dehydrating West Shore's Gas, SOI shall redeliver, or cause to be redelivered, to West Shore, or West Shore's designee,
(i) before the installation of the NGL Plant, at the Treated- Gas Delivery Point, and (ii) after the installation of the NGL Plant, at the Residue Gas Delivery Point, a quantity of Gas containing MMBTUs equivalent to the MMBTUs contained in West Shore's Gas delivered to SOI at the First Point of Delivery, less West Shore's proportionate share of PTR, as specified in Article IX hereof.

     13.2 The Treated Gas redelivered by SOI to West Shore at the Treated Gas Delivery Point shall be of such quality as to meet the following quality specifications:

     (a) Be commercially free of liquid hydrocarbons and liquid water, and not contain more than five (5) pounds of water vapor per MMcf;

     (b) Be commercially free of grease, dust, gum, gum forming constituents, and other foreign substances, gasoline and other solid and/or liquid matter that can be removed with ordinary field separators;

     (c)  Contain not more than one-quarter grain hydrogen sulfide;

     (d) Contain not more than one and eight tenths percent(1.8%) by volume carbon dioxide;

     (e) Contain not more than one-tenth of one percent (0.1%) by volume oxygen; provided that West Shore's Gas delivered to the

Treating Plant conformed to the specification contained in Section
6. 1 (E);

     (f) Contain a Gross Heating Value of at least 1000 BTUs per standard cubic foot at 14.65 psia dry;

     (g) Contain not more than five(5) grains of total sulfur per 100 cubic feet;

     (h) Have a temperature not exceeding one hundred twenty degrees Fahrenheit ( 120 degrees F);

     13.3 The Residue Gas redelivered by SO1 to West Shore at the Residue Gas Delivery Point shall be of such quality as to meet the quality specifications set forth above.

     13.4 SOI shall redeliver the Treated Gas at a pressure sufficient to overcome the operating pressure of the facilities receiving the Treated Gas at the Treated Gas Delivery Point; however, in no event shall such delivery pressure exceed the maximum allowable operating pressure of the system receiving the Gas; provided, SOI shall have no obligation to compress the Gas to effect delivery other than to operate and maintain compression and other equipment associated with the installation of the NGL Plant.

                                  ARTICLE XIV
                    UNPROFITABILITY AND PREFERENTIAL RIGHTS

     14.1 (a) Beginning in the calendar year 2000, should the yearly Direct Expenses incurred by SOI to operate the Treating Plant exceed the yearly revenue derived from all treating fees received by SOI, whether from West Shore or from any other person, then SOI shall have the right, but not the obligation, to bill West Shore for an amount equal to West Shore's prorata share (based on the proportion that West Shore Gas delivered to the Treating Plant bears to the total of all Gas delivered to Treating Plant) of the difference in SOI's Direct Expenses and SOI's treating revenue ("Makeup Payment") for that calendar year.

                 (b) In determining SOI's treating revenue for purposes of calculating the Makeup Payment, SOI shall use the otherwise applicable Base Treating Fees and volumetric treating fees provided for in this Agreement to calculate the treating revenues with respect to all West Shore Gas and with respect to all Gas other than West Shore's Gas as if such Gas were covered by a single Base Treating Fee and volumetric treating fees substantially equivalent to those in this Agreement applied to each individual producer, without regard to whether the Gas treated was West Shore's Gas, SOI-Owned Gas or Third-Party Gas, and without regard to any actual reductions to those fees resulting from Actual Downtime Percentages exceeding the limitations in this Agreement. This shall herein be defined as the "Theoretical Yearly Treating Revenue". Provided, however, if Third-Party Gas and SOI-owned Gas deliveries together average 15,000 Mcf per day or less, then the combined Base Treating Fee and volumetric treating fees for the Third-Party Gas, in determining the Theoretical Yearly Treating Revenue, will be assumed to be $.228 per Mcf. The following is an example of the calculation of Theoretical Yearly Treating Revenue, assuming West Shore Gas deliveries of 25,000 Mcf per day, and SOI-Owned Gas and Third-Party Gas deliveries of 5,000 Mcf per day:

Theoretical Yearly
Treating Revenue    =    West Shore Revenue + Other Gas Revenue


West Shore
Revenue             =    [CONFIDENTIAL TREATMENT REQUESTED]

Other Gas Revenue   =    [CONFIDENTIAL TREATMENT REQUESTED]


Theoretical Yearly
Treating Revenue    =    [CONFIDENTIAL TREATMENT REQUESTED]

                 (c) Notwithstanding the actual expenses and revenues, in no event will SO1 have the right to bill West Shore, nor shall West Shore have any obligation for Makeup Payments for more than any two years within any consecutive five year period.

                 (d) Makeup Payments hereunder shall be due within thirty days of receipt of SOI's invoice by West Shore and shall be subject to the same conditions specified in Article XII.

     14.2 In addition to SOI's rights under 14.1 above, should the volume of all gas delivered to the Treating Plant be less than [CONFIDENTIAL TREATMENT REQUESTED], averaged over any six (6) continuous month period, then SOI shall have the right to charge West Shore a treating fee such that if that treating fee were applied to all Gas delivered to the Treating Plant, SOI would derive operating revenues equal to [CONFIDENTIAL TREATMENT REQUESTED] the actual direct operating expenses of the Treating Plant. That treating fee will continue in effect for as long as the volume of all Gas delivered to the Treating Plant is less than [CONFIDENTIAL TREATMENT REQUESTED], averaged over any six (6) continuous month period; provided, West Shore shall have the right, upon 60 days advance written notice, during any time that such treating fee is being charged hereunder, to terminate this Agreement.

     14.3 Should SOI decide to sell the Treating Plant to an unaffiliated company at any time during the term of this Agreement and should SOI receive a bona fide offer to purchase the Treating Plant on terms that it is willing to accept, it shall provide written notice thereof to West Shore specifying the purchase price and other terms and conditions offered by that third party, including a true and correct copy of the written offer. West Shore shall have the right to purchase the Treating Plant by agreeing to match the terms and conditions offered by such third party. West Shore shall notify SOI in writing of its decision to purchase the Treating Plant within thirty (30) days of receipt of written notice from SOI. Should West Shore decline to purchase the Treating Plant, SOI shall have the option, but not the obligation, to sell the Treating Plant to the party which made that offer on terms and conditions no less favorable to SOI than those contained in the written notice to West Shore. Should SOI elect not to sell to such third party, the right of first refusal granted West Shore herein shall be applicable to any offer thereafter. Should West Shore elect to purchase the Treating Plant, the purchase price otherwise specified in the third party offer will be reduced by an amount equal to the sun of (i) the lesser of (x) the amount of Base Fees paid by West Shore hereunder as of that date, not to exceed $1,500,000 or (y) the total of all direct capital and Direct Expenses incurred by SOI in restoring the Base Capacity of the Treating Plant under Section 4.3, plus (ii) all payments made by West Shore for Expanded Capacity under 4.7, as of the date of West Shore's purchase, and upon that purchase all repayment obligations under Section 4.7 shall be deemed extinguished.

     14.4 Upon any sale of the Treating Plant to West Shore under this Article, this Agreement shall terminate. Upon any sale, or other transfer or disposition, of the Treating Plant to any party other than West Shore, this Agreement shall continue in full force and effect, shall bind the purchaser thereof, and SOI agrees that such transfer shall include the express adoption and ratification of this Agreement by the assignee or transferee of SOI and SOI shall be released from all obligations relating to or arising hereunder.

     14.5 At any time after the expiration of four (4) years following initial deliveries under this Agreement, should West Shore determine in that it is economically unprofitable to continue having its Gas treated by SOI hereunder, West Shore shall notify SOI of this fact (which notification shall include reasonable documentation to substantiate West Shore's claim of economic unprofitability) and this Agreement shall be terminated 120 days from such notification. The availability of lower treating fees from other treaters of Gas shall not be a condition which would give West Shore the right to assert its rights under this Section 14.5.

     14.6 Upon request by West Shore, SOI shall obtain hazard and property insurance coverage for the Treating Plant; provided that West Shore shall reimburse SOI for premiums attributable to such coverage. In the event of a catastrophic loss to the Treating Plant, SOI shall be obligated to restore the Treating Plant to its original condition (immediately prior to such catastrophic loss); provided however, SOI shall have no obligation to restore the Treating Plant if West Shore failed to request that SOI obtain hazard and property insurance coverage as described above.

                                  ARTICLE XV
                         PAYMENT OF ROYALTY AND TAXES

     15.1 SOI shall not be responsible for the payment of any monies due or calculated on the production of West Shore's Gas and/or on the Treating Products derived therefrom. West Shore shall retain sole responsibility for making any such payments due to lessors, royalty owners, overriding royalty owners, production payment owners, etc.

     15.2 SOI shall. not be responsible for payment of any severance, gathering or equivalent taxes due on the production, severance and handling of the Gas delivered by West Shore for treating hereunder, nor any severance or similar taxes due on West Shore's share of Treating Products derived from West Shore's Gas. West Shore shall retain sole responsibility for payment of any such taxes.

     15.3 Should any taxes (other than state or federal income taxes, or the Michigan single business tax), fees, assessments, etc., be imposed upon SOI subsequent to the signing of this Agreement which are directly attributable to SOI's treating of West Shore's Gas, then SOI shall invoice West Shore for and West Shore agrees to pay all such taxes, fees, etc. in accordance with all terms and conditions contained in Article XII hereunder.

                                  ARTICLE XVI
                      LAWS, REGULATIONS AND FORCE MAJEURE

     16.1 This Agreement shall be subject to all valid and applicable laws, orders, rules and regulations made by duly constituted governmental authorities having jurisdiction TO THE EXTENT SUCH LAWS ARE NOT PREEMPTED BY OTHER APPLICABLE LAWS. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN.

     16.2 In the event any party hereto is rendered unable, wholly or in part, by force majeure to perform its obligations under this Agreement, other than to make any payments or accounting required hereunder, then the obligations of such party, insofar as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, so far as possible, be remedied with reasonable dispatch. In the event SOI is rendered unable by force majeure to perform its obligations to West Shore under this Agreement, West Shore shall not be obligated to pay for treating services during the continuance of any inability so caused, but for no longer period. The term "force majeure" as employed herein shall mean:

     (i) acts of God; acts of the public enemy; wars; blockades; insurrections; strikes or differences with workmen; riots; disorders; epidemics; landslides; lightning; earthquakes; fires; storms; floods; washouts; arrests and restraints; civil disturbances; explosions; freezing of wells or lines of pipe; requisitions, directives, diversions, embargoes, priorities or expropriations of government or governmental authorities, legal or de facto, whether purporting to act under some constitution, decree, law or otherwise; failure of pipelines or other carriers to transport or furnish facilities for transportation; rules and regulations with regard to transportation by common carriers;

     (ii) failures, disruptions, or breakdowns of machinery or of facilities of production, manufacture, transportation, distribution and consumption (including, but not by way of limitation, SOI's Treating Plant); breakage or accident to machinery or lines of pipe; the necessity for making repairs, alterations, enlargements or connections to machinery, facilities or lines of pipe; and,

     (iii) without limitation by enumeration, any other cause or causes, whether of the kind enumerated or otherwise, not reasonably within the control of the party claiming suspension, the term "force majeure" shall likewise include (a) in those instances where any party hereto is required to obtain servitudes, rights of-way grants, permits or licenses to enable such party to fulfill its obligations hereunder, the inability of such party to acquire or the delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way grants, permits or licenses; and (b) in those instances where any party hereto is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits or permissions from any governmental agency to enable such party to fulfill its obligations hereunder, the inability of such party to acquire, or the delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies, permits and permissions.

It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposition when such course is inadvisable in the discretion of the party having the difficulty. In the event that SOI claims suspension of its performance hereunder for a period exceeding 30 consecutive days, then, notwithstanding the provisions of Section 10.4, the Base Fee under Article X shall be suspended for all times following that 30-day period until the force majeure condition is remedied and SOI recommences the performance of its obligations.

                                 ARTICLE XVII
                                 MISCELLANEOUS

     17.1 From and after the First Point of Delivery and prior to the Treated Gas Delivery Point, SOI shall indemnify and hold West Shore harmless against any loss, damage, claim, suit, liability, judgment and expense, including attorneys' fees, and other costs of litigation arising out of injury or death of person(s) or damage to or loss of property or the environment resulting from the operations conducted by or on the behalf of SOI. Prior to the First Point of Delivery and from and after the Treated Gas Delivery Point, West Shore shall indemnify and hold SOI harmless against any loss, damage, claim, suit, liability, judgment and expense, including attorneys fees, and other cost of litigation arising out of injury or death of person or damage to or loss of property or the environment resulting from the operations conducted by or on behalf West Shore, including, expressly, operations conducted by SOI, except to the extent arising from the wilful misconduct or gross negligence of SOI.

     17.2 SOI shall have the right of ingress and egress to and from the premises of West Shore for all purposes necessary or convenient to the performance of this Agreement, insofar as West Shore has the authority to grant such rights. West Shore shall have the right of ingress and egress to and from the premises of SOI for all purposes necessary or convenient to the performance of this Agreement, insofar as SOI has the authority to grant such rights.

     17.3 All notices and correspondence from West Shore to SOI on matters pertaining to this Agreement shall be addressed to:

     SHELL OFFSHORE, INC.
     P. 0. BOX 576
     HOUSTON, TX 77001

or to such other address as may be designated hereafter in writing by SOI; and all correspondence on matters pertaining to this Agreement from SOI to West Shore shall be addressed to West Shore at:

     WEST SHORE PROCESSING COMPANY, LLC
     5613 DTC PARKWAY, SUITE 400
     ENGLEWOOD, COLORADO 80111

or to such other address as may be designated hereafter in writing by West
Shore.

     17.4 This Agreement shall extend to and be binding upon the parties hereto, their successors and assigns, and the rights and obligations of any party hereunder may be assigned or conveyed in whole or in undivided part and from time to time, (subject to the provisions of this Agreement) but all such assignments and conveyances shall be made expressly subject to this Agreement. No assignment or conveyance of, nor succession to, a party's interest hereunder shall affect or bind the other party until such time as the other party shall have been furnished, at its address given above, with a copy of any document or documents (recorded, if applicable) evidencing same. If the interests of West Shore are assigned in part, then all successors of West Shore, and West Shore if it still owns any interest, shall designate a single party to receive all billing herein and otherwise give and receive notice and correspondence and shall act under this Agreement according to the majority vote, by ownership interest, of West Shore and its successors.

     17.5 Nothing in this Agreement shall prevent SOI or West Shore from contracting with any third parties to treat their Gas in the

Treating Plant in its existing configuration. Furthermore, subject to the provisions of Section 4.7, nothing in this Agreement shall restrict SOI's or West Shore's ability to expand, or cause to be expanded, the capacity of the Treating Plant in order to treat Third-Party Gas. Provided however, such contracts to treat Third-Party Gas shall be subordinate to West Shore's First Priority Capacity, subject to SOI's rights to use unutilized First Priority Capacity under Section 4.4.

     17.6 The obligations under this Agreement are intended to be separate and not joint or collective, and nothing in this Agreement shall ever be construed as creating a partnership or Joint venture. Each party shall be responsible only for its own obligations as set out in this Agreement and shall be liable only for its proportionate share of the costs and expenses as above stipulated.

     17.7 No waiver by either party hereto of any one or more defaults by the other in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults whether of a like or different character.

     17.8 This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no other agreements between the parties in connection with the subject matter hereof. No supplement, modification or waiver of this Agreement shall be binding unless duly executed in writing by the party to be bound thereby.

IN TESTIMONY WHEREOF, this Agreement is executed by the parties hereto to be effective as of the date first above enumerated.

WEST  SHORE PROCESSING COMPANY, LLC
By:     Michigan Production Company LLC, its member

By:

Title:  Manager


By:     Michigan Energy Company LLC, its member

By:

Title:  MANAGER

SHELL OFFSHORE, INC.

BY:

Title:

                                   EXHIBIT A

This exhibit left intentionally blank.

                                  EXHIBIT "B"

                         WELLS PRODUCING SOI-OWNED GAS

1.     Bahr 4-24

2.     Bahr 5-24

3.     Gauthier 1-14

4.     Kamaloski 4-23

5.     Lutheran Homes 2-27

6.     Manistee 1-27

7.     Manistee 3-23

8.     Manistee 3-27

9.     McNeil 5-13A

10.    Michigan State Manistee 1-25

11.    Olson 2-13

12.    Olson-Webb 2-23

13.    PCA 10-24

14.    PCA Gillespie 5-23A

15.    Reid 1-23

16.    Ryder 1-24

                                  EXHIBIT "C"

                WELLS CONTROLLED BY WEST SHORE PROCESSING, LLC


1.     Adamczak # 1-24

2.     Murray-State # 1-8

3.     Lakeland Association, et al. # 1-32 well

4.     Lakeland Association, et al. # 1-33 well

5.     Lakeland Association, et al. #2-33A well

6.     Claybanks 2 Unit (gas)

7.     Isley 1-22

8.     Miller-Fox 1-11

9.     Schultz 2-22

10.    Slocurn 1-21

11.    Dykstra 1-8

12.    Bailey 1-24

13.    Dow (Lunde 5-27)

14.    Dow (Williams-Fugere 2-18)

15.    Dow (Olsen 3-18)

16.    Dow (Weinert 1.6)

17.    Dow (Weinert 1-31)

18.    Dow (Abrahamson 3-7)

19.    Dow (Stolberg 1-25)

20.    Dow (Stolberg 2-25)

21.    Dow (Stolberg 3-25)

22.    Dow (Miller 5-13)

23.    Dow (Malstrom-Wms. 1-13)

24.    Dow (Billow-Wrege 6-13 )

25.    Dow Wierzbowski 5-13)

                                   EXHIBIT D



                                     LEASE

                                   dated         ,1996

                                    between

                             SHELL OFFSHORE, INC.

                                   as Lessor

                                      and

                      WEST SHORE PROCESSING COMPANY, LLC

                                   as Lessee



Affecting premises in Manistee County, Michigan

                                     LEASE
                                     -----

          LEASE, dated as of ______, 1996, between SHELL WESTERN EXPLORATION & PRODUCTION, INC. , ( "Lessor" ), and WEST SHORE PROCESSING COMPANY, LLC, a limited liability company, ("Lessee").


            1.    THE DEMISED PREMISES AND LEASE TERM
            -----------------------------------------

          In consideration of the Rent hereinafter reserved and the terms, covenants and conditions set forth in this Lease to be observed and performed by Lessee, Lessor hereby demises and leases to Lessee, and Lessee hereby rents and takes from Lessor, the following property (collectively hereinafter referred to as the "Demised Premises"): (a) all the land (the "Land") described in Exhibit A hereto, but excluding the buildings and improvements thereon (the "Improvements"); and (b) all rights of way or of use, servitudes, licenses, tenements, appurtenances and easements now or hereafter belonging or pertaining to the Land; TO HAVE AND TO HOLD the Demised Premises unto Lessee, and the permitted successors and assigns of Lessee, upon and subject to all of the terms, covenants and conditions herein contained, for a term (the "Lease Term") commencing on the date hereof and expiring upon the expiration, cancellation or termination of that certain Gas Treating and Processing Agreement between Lessor
and Lessee dated                 , 1996, unless the Lease Term shall sooner
terminate pursuant to any of the conditional limitations or other provisions of this Lease.

                                    2. Rent
                                    -------

          Lessee covenants to pay to Lessor as a net minimum rent (the "Fixed Rent") during the Lease Term $10.00 per annum.

          The Fixed Rent shall be payable in advance in equal annual installments commencing on the date hereof and continuing each anniversary of said date during the Lease Term. The first installment of Fixed Rent shall be paid simultaneously with the execution of this Lease. Each date on which Fixed Rent is payable hereunder is hereinafter referred to as a "Rent Payment Date".

                          3. USE OF DEMISED PREMISES
                          --------------------------

          Lessee covenants that the Demised Premises shall be used solely for the purposes of constructing, installing, operating, maintaining, repairing, enlarging and owning a natural gas liquids extraction plant and related facilities necessary or useful in connection therewith.

          Lessee shall not do or permit any act or thing which is contrary to any applicable laws.

          Lessee shall not do or suffer any waste, damage, disfigurement or injury to the Demised Premises.

          Lessee shall not permit the spilling, discharge, release, deposit or placement on the Demised Premises or any part thereof, whether in containers or other impoundments, of any substance which is a hazardous or toxic substance within the meaning of any applicable environmental law.

                      4.   CONDITION OF DEMISED PREMISES
                      ----------------------------------

          Lessee represents that Lessee has examined and is fully familiar with the physical condition of the Demised Premises, the Improvements thereon, the sidewalks and structures adjoining the same, subsurface conditions, and uses thereof. Lessee accepts the same, without recourse to Lessor, in the condition and state in which they now are, and agrees that the Demised Premises complies in all respects with all requirements of this Lease. Lessor makes no representation or warranty, express or implied in fact or by law, as to the nature or condition of the Demised Premises, or its fitness or availability for any particular use, or the income from or expenses of operation of the Demised Premises.

                         5.   CONSTRUCTION OF NGL PLANT
                         ------------------------------

          After the commencement of the Lease Term, Lessee shall have the right to construct, develop and complete on the Demised Premises a new natural gas extraction plant and related facilities (the NGL Plant). The NGL Plant shall be constructed in accordance with the terms of the Gas Treating and Processing Agreement between Lessor and Lessee. Title to the NGL Plant shall be and remain in Lessee.

                           6.   COMPLIANCE WITH LAWS
                           -------------------------

          Lessee, at all times during the Lease Term and at Lessee's expense, promptly and diligently shall comply with all applicable laws.

                                   7. Liens
                                   --------

          Lessee shall not directly or indirectly create or permit to be created or to remain, and shall discharge, any mortgage, lien, security interest, encumbrance or charge on, pledge of or conditional sale or other retention agreement with respect to the Demised Premises or any part thereof, Lessee's interest therein, other than Deeds of Trust, if any, in connection with Lessee's financing of the NGL Plant; liens not yet payable, or payable without the addition of any fine, penalty, interest or cost for nonpayment, or being contested; and the liens of mechanics, materialmen, suppliers or vendors, or right thereto, incurred in the ordinary course of business for sums which under the terms of the related contract are not at the time due, provided that adequate provision for the payment thereof shall have been made.

                             8.  UTILITY SERVICES
                             --------------------

          Lessee shall pay all charges for all public or private utility services and all sprinkler systems and protection services at any time rendered to or in connection with the Demised Premises or any part thereof; shall comply with all contracts relating to any such services; and shall do all other things required for the maintenance and continuance of all such services.

                              9.  INDEMNIFICATION
                              -------------------

          Lessee hereby agrees to indemnify and hold harmless Lessor from any and all causes of action, claims and demands of any kind or character asserted by other parties for damages resulting from use of the Demised Premises or operations on the Demised Premises by or on behalf of Lessee, including any environmental cleanup requirements which may be imposed by any governmental agency having jurisdiction over the Demised Premises, except to the extent arising from or related to the gross negligence or wilful misconduct of Lessor. This indemnity shall survive the termination of this Lease.

                             10.  QUIET ENJOYMENT
                             --------------------

          Lessor covenants that so long as Lessee is not in default hereunder in the payment of any Rent or compliance with or the performance of any of the terms, covenants or conditions of this Lease on Lessee's part to be complied with or performed, Lessee shall not be hindered or molested by Lessor in Lessee's enjoyment of the Demised Premises.

                    11.  EVENTS OF DEFAULT AND TERMINATION
                    --------------------------------------

          If any one or more of the following events ("Events of Default") shall occur:

     (a) if Lessee shall fail to pay any Fixed Rent when as the same becomes due and payable; or

     (b) if Lessee shall fail to comply with or perform any term, covenant or condition herein, and such failure shall continue for more than thirty days after Lessee receives notice of such failure, regardless of the source of such notice;

then, and in any such Event of Default, regardless of the pendency of any proceeding which has or might have the effect of preventing Lessee from complying with the terms, covenants or conditions of this Lease, Lessor, at any time thereafter may give a written termination notice to Lessee, and on the date specified in such notice this Lease shall terminate and the Lease Term shall expire and terminate by limitation, and all rights of Lessee under this Lease shall cease, unless before such date (i) all arrears of Rent and all costs and expenses, including reasonable attorneys' fees, incurred by or on behalf of Lessor hereunder, shall have been paid by Lessee, and (ii) all other defaults at the time existing under this Lease shall have been fully remedied to the satisfaction of Lessor. Lessee shall reimburse Lessor for all costs and expenses, including reasonable attorneys' fees, incurred by or on behalf of Lessor occasioned by or in connection with any default by Lessee under this Lease.

                        12.  ASSIGNMENT AND SUBLETTING
                        ------------------------------

          Lessee expressly covenants that Lessee shall not voluntarily or involuntarily assign, encumber, mortgage or otherwise transfer this Lease, or sublet the Demised Premises or any part thereof, or suffer or permit the Demised Premises or any part thereof to be used or occupied by others, by operation of law or otherwise, without the prior written consent of Lessor in each instance which consent shall not be unreasonably withheld.

                                 13.  NOTICES
                                 ------------

          All notices, demands, elections and other communications desired or required to be delivered or given under this Lease shall be in writing, and shall be deemed to have been delivered and given when delivered by hand, or on the third business day after the same have been mailed by first class registered or certified mail, postage prepaid, enclosed in a securely sealed envelop addressed to the party to which the same is to be delivered or given at such party's address as set forth in this Lease or at such other address as said party shall have designated in writing in accordance with
Section 17.3 of the Agreement to which this Lease is attached.

                    14. REMOVAL OF PROPERTY AND RESTORATION
                    ---------------------------------------

          At any and all times during the term of this Lease, Lessee shall have the right, and within 180 days of termination of this Lease Lessee shall have the obligation, to remove any or all property placed, constructed or installed on the Demised Premises by or on behalf of Lessee. Upon such removal of property, Lessee shall fill and level all excavations and restore the Demised Premises to the condition they were in on the effective date hereof.

                              15.  MISCELLANEOUS
                              ------------------

          All rights, powers and remedies provided herein may be exercised only to the extent that the exercise thereof does not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Lease invalid, unenforceable or not entitled to be recorded under any applicable law. If any term, covenant or condition of this Lease shall be held to be invalid, illegal or unenforceable, the validity of the other terms, covenants and conditions of this Lease shall in no way be affected thereby.

          Lessor and Lessee agree that a memorandum of this Lease, but not this Lease, may be recorded by Lessee, at Lessee's expense.

          The headings in this Lease are for purposes of reference only and shall not limit or define the meaning hereof.

          This Lease may be changed or modified only by an instrument in writing signed by the party against which enforcement of such change or modification is sought.

          IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease as of the date first above written.

WESTSHORE PROCESSING COMPANY, LLC
By:  Michigan Production Company LLC, its member

     By:

     Title:   Manager

     By: Michigan Energy Company LLC, its member

     By:

     Title:   Manager



SHELL OFFSHORE, INC.

By:

Title:

                                   EXHIBIT A

                             THE DEMISED PREMISES
                             --------------------

     That area of land located within the Manistee Sulfur Plant denoted as Location 1 or Location 2 on the attached drawing.